UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 1, 2010

MOLINA HEALTHCARE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	1-31719 (Commission File Number)	13-4204626 (I.R.S. Employer Identification Number)

200 Oceangate, Suite 100, Long Beach, California 90802
(Address of principal executive offices)
Registrant’s telephone number, including area code: (562) 435-3666
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
     Effective as of May 1, 2010, Molina Healthcare, Inc. completed its acquisition of the health information management business of Unisys Corporation. The purchase price under the parties’ Asset Purchase Agreement was $135 million, subject to a working capital adjustment. The purchase price was funded by a draw in the amount of $105 million under the Company’s credit facility, with the balance funded by available cash.
     The acquired health information management business will now be operated as a subsidiary of Molina Healthcare under the name, Molina Medicaid Solutions. Molina Medicaid Solutions will provide design, development, implementation, and business process outsourcing solutions to state governments for their Medicaid Management Information Systems, or MMIS. MMIS is a core tool used to support the administration of state Medicaid and other health care entitlement programs. Molina Medicaid Solutions currently holds MMIS contracts with the states of Idaho, Louisiana, Maine, New Jersey, and West Virginia, as well as a contract to provide drug rebate administration services for the Florida Medicaid program.
     Other than in respect of the transaction, there are no material relationships between Molina Healthcare or any of its affiliates, directors, or officers and Unisys.
Item 8.01. Other Events
     On May 3, 2010, Molina issued a press release announcing that it had closed on its acquisition of the health information management business of Unisys effective as of May 1, 2010. A copy of the press release is furnished as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits:

Exhibit
No.	Description
99.1	Press release dated May 3, 2010.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLINA HEALTHCARE, INC.
Date: May 3, 2010	By:	/s/ Jeff D. Barlow
Jeff D. Barlow
Vice President, Deputy General Counsel, and Assistant Corporate Secretary

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Press release dated May 3, 2010.